Exhibit 99.1

FOR IMMEDIATE RELEASE

August 16, 2012 Contact: John B. Woodlief Executive Vice President and Chief Financial Officer 704-372-5404

Harris Teeter Supermarkets, Inc. Announces Quarterly Dividend; Designates Robert H. Spilman, Jr. as Lead Independent Director

CHARLOTTE, N.C.—August 16, 2012—Harris Teeter Supermarkets, Inc. (NYSE:HTSI) (the “Company”) today reported that its Board of Directors, at a regularly scheduled meeting, declared a quarterly dividend in the amount of $0.14 per share to be paid on October 1, 2012, to shareholders of record on September 7, 2012.

The Company also announced that its Board of Directors approved an amendment to the Company’s Bylaws to allow for the designation of a Lead Independent Director, and announced that Mr. Robert H. Spilman, Jr. was designated as the Lead Independent Director. Mr. Spilman, who has been a director of the Company since August 2002, will continue to serve as chairman of the Board’s corporate governance and nominating committee.  As Lead Independent Director, Mr. Spilman will preside at the executive sessions of non-management and independent directors, serve as the principal liaison between the chairman of the Board and the independent directors, and consult with the chairman of the Board regarding information to be sent to the Board, meeting agendas and establishing meeting schedules.

Harris Teeter Supermarkets, Inc. operates a leading regional supermarket chain in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.